                                                              FILED PURSUANT TO
                                                                 RULE 424(b)(2)
                                                             FILE NO: 333-43245
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 13, 1998)

                                     LOGO
                           [OF ENERGEN APPEARS HERE]

                                 $250,000,000
                              ENERGEN CORPORATION

                          MEDIUM-TERM NOTES, SERIES B
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                  -----------

  Energen Corporation (the "Corporation") may offer from time to time its Medium-Term Notes, Series B (the "Notes") in the aggregate principal amount of up to $250,000,000. Each Note will mature on a date nine months or more from its date of issue. Each Note also may be subject to redemption at the option of the Corporation prior to the date on which such Note matures (the "Stated Maturity"). See "Supplemental Description of the Notes."

  Each Note will bear interest either at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Notes, or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR or the Treasury Rate or any other Base Rate or formula, as selected by the purchaser and agreed to by the Corporation, adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. Unless otherwise indicated, interest on each Fixed Rate Note will be payable semiannually in arrears on each February 1 and August 1 and at Stated Maturity or redemption, if any.

  The interest rate or interest rate formula, Issue Price, Stated Maturity, Interest Payment Dates, redemption provisions and certain other terms with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement ("Pricing Supplement").

  Each Note will be represented by a global security (a "Global Note") issued in fully registered book-entry form (a "Book-Entry Note") or definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Each Book-Entry Note will be represented by a Global Note deposited with or on behalf of The Depository Trust Company, or such other depositary as identified in the applicable Pricing Supplement (the "Depositary") and registered in the name of the Depositary's nominee. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Supplemental Description of the Notes -- Book-Entry Notes."

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT,  ANY
   PRICING   SUPPLEMENT  HERETO   OR  THE   ACCOMPANYING  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

            PRICE TO         AGENTS'            PROCEEDS TO
           PUBLIC(1)     COMMISSIONS (2)       COMPANY(2)(3)
-------------------------------------------------------------
Per Note     100.00%       .125%-.750%        99.875%-99.250%
-------------------------------------------------------------
                        $312,500-              $249,687,500-
Total     $250,000,000   $1,875,000             $248,125,000
-------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public will be 100% of the principal amount.
(2) The Corporation will pay Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons, Inc. or Morgan Keegan & Company, Inc. each as agent (each, an "Agent" and together, the "Agents"), a commission ranging from .125% to .750% of the principal amount of any Note, depending on the Stated Maturity, sold through such Agent. Commissions with respect to Notes with Stated Maturities of thirty years and beyond, which are sold through an Agent will be negotiated between the Corporation and such Agent at the time of sale. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. In connection with the purchase by any Agent as principal, such Agent may use a selling group and may reallow any portion of the discount or commission payable to such Agent as principal, to other dealers or purchasers. The Corporation also may sell Notes directly to investors in which case no commission will be payable.
(3) Before deduction of expenses payable by the Corporation estimated at $356,940, and before reimbursement of certain expenses of the Agents.

                                  -----------
  The Notes are being offered on a continuing basis by the Corporation through the Agents which have agreed to use their reasonable efforts to solicit offers to purchase Notes. The Corporation may sell Notes at a discount to any Agent for its own account or for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. The Corporation also may arrange for Notes to be sold through any Agent acting as principal or may sell Notes directly to investors on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that any of the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation or an Agent may reject an offer, whether or not solicited, in whole or in part. See "Plan of Distribution."

                                  -----------
SALOMON SMITH BARNEY
            MORGAN STANLEY DEAN WITTER
                        A.G. EDWARDS & SONS, INC.
                                                  MORGAN KEEGAN & COMPANY, INC.

The date of this Prospectus Supplement is January 29, 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASING OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE AGENTS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "PLAN OF DISTRIBUTION."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT FOR RATIOS AND PERCENTAGES)

  The following selected financial data for the years ended September 30, 1997, 1996 and 1995 has been derived from previously published audited consolidated financial statements of the Corporation, prepared in accordance with generally accepted accounting principles, which have been examined and reported upon by Coopers & Lybrand, L.L.P., independent accountants. The selected financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein.

INCOME STATEMENT DATA:

                                                     YEARS ENDED SEPTEMBER 30,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
Operating Revenues.................................. $448,230 $399,442 $318,580
Net Income..........................................   28,997   21,541   19,308
Ratio of Earnings to Fixed Charges(1)...............     2.40     2.91     2.95

BALANCE SHEET DATA:

                                                        SEPTEMBER 30, 1997
                                                        ---------------------
Total Assets..........................................     $919,797
                                                        ===========
Oil and Gas Properties--Net...........................     $366,656
                                                        ===========
Utility Plant--Net....................................     $295,881
                                                        ===========
Short-Term Debt (including current maturities of long-
 term debt)...........................................  $   203,855
                                                        ===========
Long-Term Debt (excluding current maturities):
  Notes Payable (the Corporation).....................  $   154,602
                                                        -----------
  Notes Payable (Alagasco)............................     $125,000
                                                        -----------
    Total Long-Term Debt..............................     $279,602     48%
                                                        -----------
Common Stock Equity...................................     $301,143     52%
                                                        -----------
    Total Capitalization..............................     $580,745    100%
                                                        ===========

--------
(1) For purposes of calculation of these ratios, "earnings" consist of net income to which has been added fixed charges and taxes on income. "Fixed charges" consist of interest on all indebtedness and amortization of debt expense.

                                THE CORPORATION

  The Corporation is a diversified energy holding company engaged primarily in natural gas distribution and oil and natural gas exploration and production activities. The Corporation's utility subsidiary, Alabama Gas Corporation ("Alagasco"), is the largest gas distribution utility in the State of Alabama. Alagasco purchases natural gas through interstate and intrastate suppliers and distributes the purchased gas through its distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. Alagasco also provides distribution services for selected customers. The Corporation's oil and gas exploration and production activities are conducted by its subsidiary, Taurus Exploration, Inc., and its subsidiary (collectively, "Taurus"), and involve the exploration for and production of natural gas and oil from both conventional and nonconventional reservoirs. Taurus also seeks to increase its reserves of natural gas and oil through the acquisition of such properties.

                                USE OF PROCEEDS

  The Corporation intends to use the net proceeds from the sale of approximately $150 million principal amount of the Notes to repay a portion of the short-term debt incurred by the Corporation to fund the acquisition of various oil and gas properties made by Taurus during fiscal 1997 and the first and second quarters of fiscal 1998. The net proceeds from the sale of the remaining Notes will be used for the purposes described under "Use of Proceeds" in the accompanying Prospectus. The Corporation will continue to implement its diversified growth strategy over the next three years. That strategy calls for Taurus to invest $500 million to $650 million to acquire and develop producing properties and to participate in exploration and related development during the three-year period. It should be noted that Taurus's continued ability to invest in property acquisitions will be influenced significantly by industry trends as the producing property acquisition market has historically been cyclical. From time to time, Taurus may also be engaged in negotiations to sell, trade or otherwise dispose of previously acquired property. The Corporation anticipates that it will continue to finance a significant portion of the expenditures of Taurus through the issuance of additional debt securities and Common Stock.

                     SUPPLEMENTAL DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth under "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms used herein unless noted are defined in the accompanying Prospectus or in the Indenture.

  The following information, which is a general description of the Notes, may be modified or supplemented by information in the applicable Pricing Supplement.

GENERAL

  The Notes will be issued as a series of debt securities under the Indenture. The Notes will be limited in aggregate principal amount to $250,000,000.

  The Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth herein under "Book-Entry Notes" or in any Pricing Supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes. The authorized denominations of Notes will be $1,000 and any larger amount that is an integral multiple of $1,000.

  Each Note will mature on the date ("Stated Maturity") nine months or more from its date of issue, as selected by the purchaser and agreed to by the Corporation and specified in the applicable Pricing Supplement. Each Note also may be subject to redemption at the option of the Corporation prior to its Stated Maturity.

  The Pricing Supplement relating to a Note will describe the following terms:
(i) whether such Note is a Fixed Rate Note or a Floating Rate Note; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the Stated Maturity; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (vi) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Notes; (vii) if such Note is an Original Issue Discount Note (as defined below), a statement to that effect;
(viii) if such Note may be redeemed at the option of the Corporation prior to Stated Maturity as described under "Redemption" below, a description of the provisions relating to such redemption, including, in the case of an Original Issue Discount Note, the information necessary to determine the amount due upon redemption or acceleration; (ix) any sinking fund or other mandatory redemption provisions applicable to such Note, and any provisions for the repayment or purchase by the Corporation of such Note at the option of the Holder; (x) if such Note will be represented by a Certificated Note, a statement to that effect; and (xi) any other terms of such Note not inconsistent with the provisions of the Indenture.

  "Interest Payment Date" means for Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, each February 1 and August 1 and in the case of Floating Rate Notes has the meaning specified under the caption "Floating Rate Notes" below.

  "Original Issue Discount Note" means any Note which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Stated Maturity thereof, described under "Description of Debt Securities--Events of Default" in the accompanying Prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

  Payments of interest on the Notes by the paying agent will be made by wire transfer in immediately available funds (except that interest on Certificated Notes will be paid by check) to the Holders of such Notes (which, in the case of Global Notes representing Book-Entry Notes, will be a nominee of the Depositary (as defined below)) as of the Regular Record Date (as defined below) for each Interest Payment Date and at Maturity (as defined below); provided, however, that if the Original Issue Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date.

  The Corporation has appointed The Bank of New York as paying agent for the Notes. Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes and premium, if any, thereon payable at Maturity will be paid by wire transfer in immediately available funds (except that payments on Certificated Notes will be made by check except in certain circumstances) upon surrender thereof at the office of The Bank of New York in New York, New York which is the principal office for the payment of principal, premium, if any, or interest on the Notes, or at such other place as may be designated by the Corporation.

  If, with respect to any Fixed Rate Note, any Interest Payment Date, Redemption Date or Stated Maturity is not a Business Day (as defined below), payment of amounts due on such Fixed Rate Note on such date may be made on the next succeeding Business Day as if each such payment were made on the date such payment were due and no interest shall accrue on such amounts for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day.

  If, with respect to any Floating Rate Note, any Interest Payment Date other than the Stated Maturity or a Redemption Date is not a Business Day, such Interest Payment Date will be postponed until the next succeeding Business Day, except that, if such Note is a LIBOR Note (as defined below) and such next succeeding Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Stated Maturity or Redemption Date of a Floating Rate Note is not a Business Day, payments of principal and interest due on such Floating Rate Note may be made on the next succeeding Business Day, and no interest shall accrue on such amounts for the period from and after such Stated Maturity or Redemption Date, as the case may be, to such Business Day.

  Notwithstanding anything in this Prospectus Supplement to the contrary, if a
Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the Yield to Maturity set forth in the applicable Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) as of such date of redemption or repayment, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

  "Maturity" with respect to any Note means the date on which the principal or an installment of principal of a Note becomes due and payable, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise.

  The "Regular Record Date" with respect to any Interest Payment Date for a Floating Rate Note will be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date, and for a Fixed Rate Note (unless otherwise specified in the applicable Pricing Supplement) shall be the January 15 or July 15 (whether or not a Business Day) immediately preceding an Interest Payment Date for Fixed Rate Notes.

  "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, which is (1) not a day on which banking institutions or trust companies in the city in which is located the principal office or agency maintained for the payment of the principal of or premium, if any, or interest on such Note are authorized or required by law, regulation or executive order to remain closed and (ii) if such Note is a LIBOR Note (as defined below), is also a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest payments on Fixed Rate Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to such Fixed Rate Notes), to but excluding the related Interest Payment Date or Maturity, as the case may be. Unless otherwise set forth in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears on each Interest Payment Date and at the Stated Maturity or a Redemption Date, if any. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its Original Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such Note for each Interest Reset Period will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (ii) LIBOR (a "LIBOR Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), or (iv) such other Base Rate or formula, as is set forth in such Pricing Supplement and in such Note. As used herein, the "Index Maturity" for any Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated; "H.15 (519)" means the publication entitled "Statistical Release H.15 (519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System; and "Composite Quotations" means the daily statistical release entitled "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor release published by the Federal Reserve Bank of New York.

  As specified in the applicable Pricing Supplement, a Floating Rate Note also may have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"), and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application.

  The Corporation will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York will be the Calculation Agent. All determinations of interest rates by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding upon the Holders of the Floating Rate Notes.

  The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  Unless otherwise specified in the applicable Pricing Supplement, interest payable in respect of Floating Rate Notes will be the accrued interest from and including the Original Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the immediately succeeding Interest Payment Date.

  Unless otherwise specified in the applicable Pricing Supplement, with respect to a Floating Rate Note accrued interest will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the rate in effect on such day by 360, in the case of Commercial Paper Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

  Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percent point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half of a cent being rounded upward).

  Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable in arrears on the following Interest Payment Dates: in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each two months of each year specified in the Pricing Supplement; and in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement.

  Upon the request of the Holder of any Floating Rate Note, the Calculation Agent for such Note will provide the interest rate then in effect and, if determined, the interest rate that will become effective next Interest Reset Date with respect to such Floating Rate Note.

COMMERCIAL PAPER RATE NOTES

  Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent on the Calculation Date (as defined below) and will be the Money Market Yield (as defined below) as of the second Business Day prior to the related Interest Reset Date (a "Commercial Paper Rate Determination Date") of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper--Non Financial." In the event that such rate is not published prior to 9:00 a.m., New York City time, on the Calculation Date, then the "Commercial Paper Rate" for such Interest Reset Period will be the Money Market Yield as of such Commercial Paper Rate Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on the Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date of three leading dealers in commercial paper in The City of New York selected by the Calculation Agent, in its discretion, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent, by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid are not quoting offered rates described in this sentence, the "Commercial Paper Rate" for such Interest Reset Period will be deemed to be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  "Money Market Yield" will be a yield calculated in accordance with the following formula:

                                           D X 360
                     Money Market Yield = ----------  X 100
                                          360--(DXM)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

  The "Calculation Date" pertaining to any Commercial Paper Rate Determination Date shall be the earlier of (i) the tenth calendar day after such Commercial Paper Rate Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

LIBOR NOTES

  Each LIBOR Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent for such LIBOR Note on the second London Banking Day immediately preceding the applicable Interest Reset Date (a "LIBOR Determination Date"), as follows:

    (i) The Calculation Agent will determine (a) the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the Interest Reset Date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such LIBOR Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the offered rate on the LIBOR Determination Date for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement that appears on the Telerate Page 3750 as of 11:00 a.m. London time, on that LIBOR Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that Service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified. In the case where (a) above applies, if fewer than two offered rates appear on the Reuters Page, or, in the case where
  (b) above applies, if no rate appears on the Telerate Page 3750, as applicable, LIBOR with respect to that Interest Reset Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) The Calculation Agent will request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent, in its discretion, to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars for the period of the specified Index Maturity, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "LIBOR" for such Interest Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent, in its discretion, at a 11:00 a. m., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the specified Index Maturity commencing on such Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as described in this sentence, "LIBOR" for such Interest Reset Period will be deemed to be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

TREASURY RATE NOTES

  Each Treasury Rate Note will bear interest for each Interest Reset Period at an interest rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" for each Interest Reset Period will be determined by the Calculation Agent on the Calculation Date (as defined below) and will be the rate for the auction held on the Treasury Rate Determination Date (as defined below) for such Interest Reset Period of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. Government Securities-Treasury bills-Auction Average (Investment)" or, in the event that such a rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, then the "Treasury Rate" for such Interest Reset Period will be calculated by the Calculation Agent and with a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Determination Date, of three leading primary United States Government securities dealers selected by such Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described in this sentence, then the "Treasury Rate" for such Interest Reset Period will be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest Rate).

  The "Treasury Rate Determination Date" for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. At the date of this Prospectus Supplement, Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the Business Day immediately following such auction date.

  The "Calculation Date" pertaining to any Treasury Rate Determination Date shall be the earlier of (i) the tenth calendar day after such Treasury Rate Determination Date or, if such day is not a Business Day the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

REDEMPTION

  The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to Stated Maturity or that such Note will be redeemable at the option of the Corporation (subject to any refunding limitations described therein) in whole or in part, on any date on or after the date designated as the Initial Redemption Date in such Pricing Supplement, at prices declining from a specified premium, if any, to par, together with accrued interest to the date fixed for redemption.

  The Pricing Supplement relating to each Note also will specify any sinking fund or other mandatory redemption provisions applicable to such Note, and any provisions for the repayment or purchase by the Corporation of such Note at the option of the Holder.

BOOK-ENTRY NOTES

  Book-Entry Notes will be issued in the form of one or more Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depositary as may be subsequently designated by the Corporation (the "Depositary"), and registered in the name of a nominee of the Depositary.

  Upon issuance, all Book-Entry Notes having the same issue price, Original Issue Date, interest rate, redemption provisions and Stated Maturity will be represented by one or more Global Notes. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described below, will not otherwise be issuable as Certificated Notes.

  So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global Note, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the individual Book-Entry Notes represented by such Global Note for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Notes represented by a Global Note will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Note. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have any of the individual Book-Entry Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Notes and will not be considered the Holders thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment or supplement to the Indenture.

  If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, the Corporation will issue individual Certificated Notes in exchange for the Global Note or Notes representing the corresponding Book-Entry Notes. In addition, the Corporation may at any time and in its sole discretion determine not to have any particular Book-Entry Notes represented by one or more Global Notes and, in such event, will issue individual Certificated Notes in exchange for the Global Notes representing the corresponding Book-Entry Notes. In any such instance, an owner of a Book-Entry Note represented by a Global Note will be entitled to physical delivery of individual Certificated Notes equal in principal amount to such Book-Entry Note and to have such Certificated Notes registered in its name. Individual Certificated Notes so issued will be issued as registered Notes in denominations, unless otherwise specified by the Corporation, of $1,000 and integral multiples thereof.

  The following is based solely upon information furnished by the Depositary:

    1. DTC will act as securities depositary for the Global Notes. The Global Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Note will be issued for each issue of the Notes having the same issue date and terms, each in the aggregate principal amount of such issue, and will be deposited with DTC.

    2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission (the "Commission").

    3. Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records.

  Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    4. To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership of the Notes. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    6. Redemption notices shall be sent to Cede & Co. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    7. Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Corporation as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    8. Principal and interest payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Agents or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    9. DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Corporation and the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Notes in certificated form are required to be printed and delivered.

    10. The Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Notes in certificated form will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Corporation believes to be reliable, but the Corporation takes no responsibility for the accuracy thereof.

  NONE OF THE CORPORATION, THE TRUSTEE, THE AGENTS OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL NOTE WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN ANY GLOBAL NOTE OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                          CERTAIN TAX CONSIDERATIONS

GENERAL

  There follows a discussion of selected United States federal income tax consequences which may be relevant to a holder of a Note. This discussion addresses only United States federal income tax consequences to U.S. Holders holding Notes as capital assets. For these purposes, the term "U. S. Holders" denotes (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) estates the income of which is subject to United States federal income tax regardless of its source, (iv) trusts the administration of which is subject to the primary supervision of a court within the United States and with respect to which one or more United States fiduciaries have the authority to control all substantial decisions, or (v) any other person defined as a United States person under the Internal Revenue Code of 1986, as amended (the "Code"). U.S. Holders that own Notes are hereinafter referred to as "Owners." This discussion is based upon the Code, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  Owners of Notes should also understand that the following discussion is limited in certain other ways. For example, it does not purport to address tax consequences that may be relevant to particular persons by reason of their special status, including financial institutions, broker-dealers, persons that mark-to-market their securities, insurance companies, tax-exempt organizations, individual retirement and other tax-deferred accounts, and other persons in special situations, such as those that hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. Moreover, it does not purport to describe the additional consequences for persons that have a "functional currency" other than the U.S. dollar; nor does it address the United States federal alternative minimum tax consequences or any aspect of state, local or foreign taxation.

  OWNERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

INTEREST AND ORIGINAL ISSUE DISCOUNT

  Payments of interest on a Note (other than an Original Issue Discount Note as defined below) generally will be taxable to an Owner as ordinary interest income at the time that such payments are accrued or are received (in accordance with the Owner's method of tax accounting).

  A Note may be issued for an amount that is less than its "stated redemption price at maturity." The difference will be original issue discount ("OID") unless the following de minimis tests are satisfied. (A Note issued with OID is referred to in this section as an "Original Issue Discount Note.") The amount of discount is de minimis if it is less than 0.25 percent of the stated redemption price at Maturity multiplied by the number of full years to maturity. Notice will be given in the appropriate Pricing Supplement when the Corporation determines a particular Note will be an Original Issue Discount Note.

  Notes that may be redeemed prior to their stated maturity at the option of the issuer, or that may be prepaid prior to their stated maturity at the option of the Owner, are treated, from the time of issuance, as having a maturity date on such redemption or prepayment date if (i) such redemption would result in a lower yield to maturity or (ii) such prepayment would result in a higher yield to maturity. In addition, a "pro rata prepayment" of a Note will be treated as a payment in retirement of a separate debt instrument, which may result in a gain or loss to the Owner. Generally, such gain or loss is calculated by assuming that the original Note consists of two Notes: one that is retired by the prepayment and one that remains outstanding. The adjusted issue price, the Owner's adjusted basis, and accrued but unpaid OID of the original Note, each determined immediately before the pro rata prepayment, are allocated between these two Notes based on the portion of the Note that is treated as retired by the pro rata prepayment. A "pro rata prepayment" is any unscheduled prepayment made prior to maturity that results in a substantially pro rata reduction of each payment remaining to be made on the Note.

  Under applicable Treasury Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments in respect of the Note other than "qualified stated interest" payments. In general, the term "qualified stated interest" includes stated interest that is unconditionally payable at least annually at a single fixed rate, or interest payable on a Floating Rate
Note if such Floating Rate Note constitutes a "variable rate debt instrument" as described below.

  Owners of Original Issue Discount Notes should be aware that they must, in general, include OID income in advance of the receipt of some or all of the related cash payments. With respect to Original Issue Discount Notes having a term in excess of one year, the amount of OID includible in income with respect to a Note is the sum of the "daily portions" of the OID with respect to such Note for each day during the taxable year or portion thereof in which such Owner held such Note. The "daily portion" of OID during a given accrual period is the quotient of the entire amount of OID accruing during the accrual period (generally, the period between dates on which interest is paid) divided by the number of days in the accrual period. An "accrual period" may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of the OID accruing during an accrual period is equal to the excess of (i) the product of the Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over (ii) the amount of any qualified stated interest payments allocable to the accrual period. A Note's "adjusted issue price" at the beginning of any accrual period generally equals the sum of (i) the issue price of the Note plus (ii) the accrued OID for each prior accrual period, reduced by the amount of any payments on the Note for each prior accrual period other than payments of qualified stated interest. Under these rules, Owners generally will have to include in income increasingly greater amounts of OID in successive accrual periods. Special rules apply to determine the amount and rate of accrual of any OID on Floating Rate Notes. Accrued OID must be included in income by subsequent as well as original Owners of Original Issue Discount Notes. See "--Premium and Market Discount."

  Under the Treasury Regulations, a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, solely at current values of
(i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate (within the meaning of the Treasury Regulations), or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate (within the meaning of the Treasury Regulations).

  A "qualified floating rate" is any variable rate the variations in which can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. A multiple of a qualified floating rate will generally not, itself, constitute a qualified floating rate, unless it is equal to either (1) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 or (2) the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the Treasury Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e. a cap) or a minimum numerical limitation (i.e. a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the Floating Rate Note.

  If a Floating Rate Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate (or an objective rate) for a subsequent period and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), the Treasury Regulations provide that the fixed rate and the variable rate, together, will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Floating Rate Note providing for stated interest at a single qualified floating rate (or a single objective rate) throughout the term thereof qualifies as a "variable rate debt instrument" under the Treasury Regulations, then any stated interest which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the Treasury Regulations will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated redemption price at maturity) in excess of the specified de minimis amount.

  In general, the method of determining the amount and accrual of OID on a Floating Rate Note that is a variable rate debt instrument is to convert the
Note into a fixed rate obligation. If such a Floating Rate Note provides for interest at a single qualified floating rate or an objective rate and the interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) or constructively received, at least annually, then all stated interest on the Note is qualified stated interest and the amount of OID that accrues during an accrual period is determined under the OID rules for fixed rate instruments, which are described above, by assuming that the variable rate is a fixed rate equal to (1) for a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of that floating rate or (2) for any objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield reasonably expected for the debt instrument.

  A Floating Rate Note that does not qualify as a "variable rate debt instrument" under the Treasury Regulations would be treated as a contingent payment debt obligation. In that event, or if Floating Rate Notes are otherwise issued with OID but are not described in the foregoing paragraph, the applicable Pricing Supplement may address, to the extent material, additional federal income tax considerations relevant to such instruments.

  In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term OID Notes"), OID is included in income currently either on a straight-line basis or, if the Owner so elects, under the constant yield method used generally for OID. However, certain categories of Owners (generally individuals and other cash method taxpayers) are not required to include accrued OID on Short-Term OID Notes in their income currently unless they elect to do so. If such an Owner that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the Note, such gain will be treated as ordinary interest income to the extent of the accrued OID. Furthermore, such an Owner of a Short-Term OID Note may be required to defer deductions for a portion of the Owner's interest expenses with respect to any indebtedness incurred or maintained to purchase or carry such a Note. In the case of Owners that are required to include OID on Short-Term OID Notes in income currently, the amount of accrued OID included in income will be added to the Owner's tax basis in the Note.

  Since the Notes are publicly offered, i.e., registered with the Commission, the Corporation is not obligated to provide information on the face of debt instruments with respect to OID. The Corporation will provide annual information statements to the holders (other than corporations and other exempt holders) of Original Issue Discount Notes and to the Internal Revenue Service regarding the amount of OID determined to be attributable to such Notes for that year; however, the amount reported by the Corporation may not equal the amount of OID required to be included in income by an Owner that is not an initial purchaser of the Notes. Prospective investors are advised to consult their tax advisors with respect to the particular OID characteristics of any Original Issue Discount Note.

BASIS AND SALE, EXCHANGE OR RETIREMENT

  An Owner's tax basis in a Note generally will equal the cost of such Note to such Owner, increased by any amounts includable in income by the Owner as OID or market discount (as described below) and reduced by any amortized acquisition premium (as described below) and any payments other than qualified stated interest made on such Note. Upon the sale, exchange or retirement of a Note, an Owner generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the Owner's tax basis in the Note.

  Special rules may apply to the treatment of gain realized with respect to certain Short-Term OID Notes where an Owner has not currently included accrued OID income. See "--Interest and Original Issue Discount."

  Subject to the discussion on OID, above, and on Premium and Market Discount, below, gain or loss on the sale, exchange or retirement of a Note generally will be capital gain or loss. If an Owner sells a Note between interest payment dates, the Owner will recognize gain or loss equal to the difference between the amount realized on the sale less the amount attributable to accrued but previously unrecognized interest, which is taxable as ordinary interest income, and the Owner's adjusted tax basis in the Note. Such gain or loss will generally be long-term if the Note has been held for more than 18 months, mid-term if held for more than one year but not more than 18 months and short-term if held for one year or less. Generally, for certain non-corporate Owners who hold the Notes as capital assets, long-term gain will be subject to income tax at a maximum rate of 20%, and mid-term gain will be subject to income tax at a maximum rate of 28%. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income.

PREMIUM AND MARKET DISCOUNT

  An Owner who purchases an Original Issue Discount Note for an amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Note and the aggregate amount of the OID includable, as determined without regard to offsets for any premium, in the gross income of any previous holder of the Note, less any payment previously made on the Note other than a payment of qualified stated interest) as of the purchase date, but less than the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than qualified stated interest, will be considered to have purchased such Note at an "acquisition premium." The amount of OID that such Owner must include in gross income with respect to such Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If an Owner purchases a Note for an amount that is greater than its stated redemption price at maturity, such Note will have no OID, the Owner may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Note, and the amortized premium shall be deemed to be an offset to interest otherwise includable under a Note. Amortizable bond premium on a Note held by an Owner that does not make such an election and unamortized premium will decrease the gain or increase the loss otherwise recognized on disposition of the Note. Other rules may apply if the Owner made an election to treat all interest received on Original Issue Discount Notes as OID.

  If the Owner purchases a Note that is not an Original Issue Discount Note for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, for an amount that is less than its revised issue price (defined as the sum of the issue price of the Original Issue Discount Note and the aggregate amount of OID includable in the gross income of any previous holder of the Original Issue Discount Note (disregarding any reduction on account of acquisition premium), presumably less any cash payment (other than qualified stated interest) previously made on the Original Issue Discount Note) as of the purchase date, the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. The market discount rules also do not apply to Short-Term OID Notes or installment obligations. Under the market discount rules, an Owner will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the Owner may be required to defer, until the Stated Maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Owner elects to accrue such market discount on a constant interest method. An Owner of a Note may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Other rules may apply if the Owner made an election to treat all interest received on Original Issue Discount Notes as OID.

BACKUP WITHHOLDING

  On October 6, 1997, the Treasury Department issued final regulations relating to information reporting and backup withholding which unify certification procedures and forms and which clarify certain standards governing the information upon which a withholding agent may rely (the "Final Regulations"). The Final Regulations will be effective with respect to payments made after December 31, 1998. This section describes rules applicable to payments made before January 1, 1999. Owners of Notes are urged to consult their own tax advisors as to any effect of the Final Regulations on their particular situations.

  In general, if a non-corporate Owner fails to furnish a correct taxpayer identification number or certification of foreign or other exempt status, fails to report dividend and interest income in full, or fails to certify that such Owner has provided a correct taxpayer identification number and is not subject to backup withholding, a 31% federal backup withholding tax may be withheld on amounts of interest payable to the Owner. An individual's taxpayer identification number is his or her social security number. The backup withholding tax is not an additional tax and may be credited against an Owner's regular federal income tax liability or refunded by the IRS where applicable.

                             PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis by the Corporation through the Agents, which have agreed to use their reasonable efforts to solicit offers to purchase Notes. Initial purchasers may propose certain terms of the Notes, but the Corporation will have the right to accept orders to purchase Notes and may reject proposed purchases in whole or in part. The Agents will have the right, in their discretion reasonably exercised and without notice to the Corporation, to reject any proposed purchase of Notes in whole or in part. The Corporation will pay each Agent a commission ranging from .125% to .750% of the principal amount of Notes sold through it, depending upon Stated Maturity. Commissions with respect to Notes with Stated Maturities of thirty years and beyond which are sold through an Agent will be negotiated between the Corporation and such Agent at the time of sale, and such commissions will be set forth in the applicable Pricing Supplement. The Corporation may arrange for Notes to be sold through any Agent acting as principal or may sell Notes directly to investors on its own behalf. In the case of sales made directly by the Corporation, no commission or discount will be paid or allowed. The Corporation also may sell Notes to any Agent as principal for its own account at a price to be agreed upon at the time of sale. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent. In connection with the purchase by any Agent as principal, such Agent may use a selling group and may reallow any portion of the discount or commission payable to such Agent to other dealers or purchasers. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by such Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the commission and the discount may be changed.

  In connection with this offering, certain Agents and their affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Notes for the purpose of stabilizing their market price. The Agents also may create a short position for the account of the Agents by selling more of the Notes in connection with the offering than they are committed to purchase from the Corporation, and in such case may purchase the Notes in the open market following completion of the offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

  No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. The Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes, or that the Notes will be sold.

  The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Corporation has agreed to indemnify the Agents, and the Agents have agreed to indemnify the Corporation, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents or the Corporation, respectively, may be required to make in respect thereof.

  Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, A.G. Edwards & Sons, Inc., Morgan Keegan & Company, Inc. and certain affiliates thereof engage in transactions with and perform services for the Corporation and its affiliates in the ordinary course of business.

PROSPECTUS

                                 $400,000,000

                              ENERGEN CORPORATION

                                DEBT SECURITIES
                                 COMMON STOCK

  Energen Corporation (the "Corporation") may offer from time to time up to an aggregate amount of $400,000,000 (or the equivalent thereof if any of the securities offered hereby are denominated in a currency, currency unit or composite currency other than the U.S. dollar) of (i) its notes, debentures or other evidences of unsecured indebtedness (the "Debt Securities") in one or more currencies on terms to be determined at the time of sale and (ii) shares of its common stock, par value $.01 per share (the "Common Stock"), on terms to be determined at the time of sale. The Common Stock is referred to herein as the "Equity Securities," and the Debt Securities and the Equity Securities are collectively referred to herein as the "Offered Securities." The Offered Securities may be sold for U.S. Dollars, foreign currencies or foreign currency units, and the principal of or any interest on the Debt Securities may be payable in U.S. Dollars, foreign currencies or foreign currency units. The Debt Securities will rank equally with all other outstanding unsecured senior indebtedness of the Corporation. The Debt Securities may be issued in one or more series with the same or various maturities, at par or with an original issue discount. The Debt Securities of any series may be in registered or bearer form and may be represented by a single global security registered in the name of a securities depositary.

  When Debt Securities are offered, a supplement to this Prospectus (the "Prospectus Supplement") will set forth the specific terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currency or currency unit of denomination and payment, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, any terms for redemption (which either may be at the option of the Corporation or the holder), any terms for sinking fund payments, and information about any listing on a securities exchange of such Debt Securities. When Equity Securities are offered, a Prospectus Supplement will set forth the aggregate number of shares offered. Any Prospectus Supplement will also set forth the initial public offering price, the net proceeds to the Corporation and other specific terms of the Offered Securities.

  The Offered Securities may be sold to or through underwriters, dealers or agents, or directly to purchasers. If any agents of the Corporation or any underwriters are involved in the sale of the Offered Securities, their names, and any applicable fee, commission or discount arrangements with them will be set forth in any applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Offered Securities and the method and the terms thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF  THIS PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY
      IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 13, 1998.

                             AVAILABLE INFORMATION

  The Corporation is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding reporting companies, including the Corporation. The shares of Common Stock of the Corporation are listed on the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Reports, proxy and information statements and other information concerning the Corporation can be inspected at the offices of that exchange.

  The Corporation has filed a Registration Statement on Form S-3 (herein, together with all exhibits and amendments thereto, called the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Corporation and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. The registration statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Public Reference Section of the Commission at such address at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Corporation with the Commission are incorporated by reference in the Prospectus:

    (a) The Corporation's Annual Report on Form 10-K for the year ended September 30, 1997 filed pursuant to Section 13(a) of the Exchange Act; and

    (b) The description of the Corporation's preferred stock purchase rights contained in, and the Rights Agreement filed as an exhibit to, the Corporation's Registration Statement on Form 8-A, as amended, File No. 1-7810, dated August 8, 1988.

  All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The information relating to the Corporation contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the documents incorporated by reference in this Prospectus; accordingly, such information contained herein is qualified in its entirety by reference to such incorporated documents and should be read in conjunction therewith.

  The Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference in the Prospectus unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be addressed to Energen Corporation, Investor Relations Department, 2101 Sixth Avenue North, Birmingham, Alabama 35203 (telephone number (800) 654-3206 or (205) 326-2634).

                              ENERGEN CORPORATION

  The Corporation is a diversified energy holding company engaged in natural gas distribution and oil and natural gas exploration and production activities. The Corporation's utility subsidiary, Alabama Gas Corporation ("Alagasco"), is the largest natural gas distribution utility in the State of Alabama. The Corporation's oil and gas exploration and production activities are conducted by its subsidiary, Taurus Exploration, Inc. and its subsidiary (collectively "Taurus").

  The Corporation's executive offices are located at 2101 Sixth Avenue North, Birmingham, Alabama 35203, and its telephone number is (205) 326-2700.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following are the consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                                        YEAR ENDED SEPTEMBER 30,
                                                        ------------------------
                                                        1997 1996 1995 1994 1993
                                                        ---- ---- ---- ---- ----
   Ratio of Earnings to Fixed Charges.................. 2.40 2.91 2.95 3.68 3.01

  For purposes of computing the consolidated ratio, earnings represent net income applicable to Common Stock, plus applicable income taxes and fixed charges. Fixed charges represent interest expense, capitalized interest and amortization of debt expense.

                                USE OF PROCEEDS

  Except as may otherwise be described or referred to in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, its subsidiaries, the possible acquisition of other corporations or their assets or liabilities, including the acquisition of natural gas and oil properties and the reduction of short-term or other outstanding indebtedness. Pending such use, the Corporation may temporarily invest the net proceeds in investment grade securities. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its need at such time or times and in light of prevailing market conditions.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any applicable Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities will be issued under an Indenture (the "Indenture") between the Corporation and The Bank of New York (the "Trustee"). A copy of the Indenture is filed as an exhibit to this Registration Statement. The following summaries of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the applicable definitions therein of certain terms used in this Prospectus. All capitalized terms not defined in this Prospectus shall have the definitions ascribed to them in the Indenture. Copies of the Indenture are available for inspection during normal business hours at the principal office of the Corporation or at the corporate trust office of the Trustee.

GENERAL

  The Debt Securities will be direct, unsecured obligations of the Corporation and will rank pari passu with all outstanding unsecured senior indebtedness of the Corporation. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All securities issued under the Indenture will rank equally and ratably with all other securities to be issued under such Indenture. The Corporation has previously issued $125,000,000 principal amount of its Medium-Term Notes, Series A under the Indenture, all of which are outstanding on the date hereof.

  The Debt Securities will be obligations exclusively of the Corporation. Since substantially all of the operations of the Corporation are conducted through its subsidiaries, principally Alagasco and Taurus, the Corporation's cash flow and consequently its ability to service debt is dependent upon the cash flow of its subsidiaries and the payment of funds by those subsidiaries in the form of dividends.

  The Prospectus Supplement and any related Pricing Supplement will describe certain terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the principal of the Offered Debt Securities is payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or any method by which such rate or rates shall be determined, and the date or dates from which such interest will accrue; (5) the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for any such Interest Payment Dates; (6) each office or agency where the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and may be surrendered for registration of transfer or exchange; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Corporation; (8) the obligation, if any, of the Corporation to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or similar provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more global notes, and, if so, the identity of the depositary for such global notes and the terms and conditions, if any, on which interests in such global notes may be exchanged for the individual securities represented thereby; (10) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and the amount of such discount; (11) the obligations or instruments which shall be considered to be Eligible Obligations in respect of Offered Debt Securities denominated in any currency other than United States Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of the Corporation indebtedness in respect of Offered Debt Securities after the satisfaction and discharge thereof; (12) any provisions for payment of additional amounts for taxes, and any provisions for redemption in the event the Corporation must comply with withholding tax or other tax reporting requirements in respect of an Offered Debt Security other than a Floating Rate Security ("Affected Security") or must pay such additional amounts in respect of any Offered Debt Security; (13) any index used to determine the amount of payment of principal of, and premium, if any, and any interest on the Offered Debt Securities; (14) the applicable Overdue Rate, if any; (15) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (16) if the principal of or premium, if any, or interest, if any, on the Offered Debt Securities are to be payable, at the election of the Corporation or a Holder thereof, in a coin or currency other than that in which the Debt Securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made; (17) the currency or currencies, including composite currencies, in which payment of the principal of and premium, if any, and interest, if any, on the Offered Debt Securities shall be payable (if other than the currency of the United States); (18) if the principal of or premium, if any, or interest on the Offered Debt Securities are to be payable, or are to be payable at the election of the Corporation or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (19) the terms, if any, pursuant to which the Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of the Corporation; and (20) any other terms and provisions of the Offered Debt Securities which are not inconsistent with the Indenture.

  Unless otherwise provided in the Prospectus Supplement or a Pricing Supplement, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof.

  Debt Securities may be issued as Discount Securities to be sold at a substantial discount below their principal amount. Discount Securities mean any Debt Securities issued with "original issue discount" within the meaning of Section 1273(a) of the Code and the regulations thereunder. Special United States income tax and other considerations applicable to Discount Securities will be described in any applicable Prospectus Supplement relating thereto. Discount Securities may provide for the declaration of acceleration of the Maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that all Debt Securities of any one series need not be issued at the same time and that the Corporation may, from time to time, issue additional Debt Securities of a previously issued series. In addition, the Indenture provides that the Corporation may issue Debt Securities with terms different from those of any other series of Debt Securities and, within a series of Debt Securities, terms (such as interest rate or manner in which interest is calculated, original issue date, redemption provisions and maturity date) may differ.

CERTAIN CONDITIONS FOR ISSUANCE OF ADDITIONAL INDEBTEDNESS

  Pursuant to Section 234 of the Constitution of Alabama of 1901, the bonded indebtedness of Alabama corporations may not be increased without the consent of shareholders. The Corporation is presently authorized to issue, without further shareholder approval, bonded indebtedness in an amount which, when added to the bonded indebtedness then outstanding, does not exceed the greater of (i) $750,000,000 or (ii) one hundred fifty percent (150%) of the total shareholders' equity of the Corporation as reflected in the consolidated financial statements of the Corporation as of the end of the Corporation's most recently completed fiscal quarter.

GLOBAL NOTES

  If the Prospectus Supplement so provides, the Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States identified in any applicable Prospectus Supplement relating to such series. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note. The specific terms of the depositary arrangement with respect to any Offered Debt Securities of a series will be described in any applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

  Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Debt Security is registered as of the close of business on the Regular Record Date relating to such Interest Payment Date. However, if there has been a default in the payment of interest on any Debt Security, such defaulted interest may be payable to the Holder of such Debt Security as of the close of business on a date selected by the Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Corporation for payment of such defaulted interest.

  Unless otherwise indicated in any applicable Prospectus Supplement, principal of, and premium and interest, if any, on the Debt Securities will be payable at the office of the Trustee designated for such purpose or at any paying agent maintained by the Corporation for such purpose, except that at the option of the Corporation payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer to an account maintained by the Person entitled thereto. The Corporation may appoint one or more Paying Agents and may remove any Paying Agent, all in its discretion.

  The transfer of the Debt Securities may be registered, and the Debt Securities may be exchanged for other Debt Securities of authorized denominations and of like tenor and aggregate principal amount at the office of the Trustee designated for such purpose or at any paying agency maintained by the Corporation for such purpose. The Corporation may appoint one or more additional security registrars or transfer agents and may remove any security registrar or transfer agent, all in its discretion. The applicable Prospectus Supplement will identify any additional security registrar or transfer agent appointed.

  No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Corporation will not be required (a) to issue, register the transfer of or exchange Debt Securities during the period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

  All moneys paid by the Corporation to the Trustee or a Paying Agent for the payment of principal of, and premium, if any, and any interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall become due and payable will be repaid, subject to applicable laws of escheat, to the Corporation, and the Holder of such Debt Securities will thereafter look only to the Corporation for payment thereof.

REDEMPTION

  Any terms for the optional or mandatory redemption of the Offered Debt Securities will be set forth in the applicable Prospectus Supplement. In accordance with the terms of the Indenture, Debt Securities will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the Debt Securities of any series are to be redeemed, the particular Debt Securities will be selected by the Security Registrar by such method as the Trustee deems fair and appropriate.

  Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force or effect and the Corporation will not be required to redeem such Debt Securities.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to the Debt Securities of a series: (a) failure to pay any interest on any Debt Security of that series within 30 days after the same becomes due and payable;
(b) failure to pay the principal of or premium, if any, on any Debt Security of that series within three business days after the same becomes due and payable; (c) failure to perform, or breach of, any other covenant or warranty of the Corporation in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of Debt Securities other than such series), continued for 90 days after written notice by the Trustee to the Corporation or by the Holders of at least 25% in principal amount of all Outstanding Debt Securities of such series to the Corporation and the Trustee as provided in the Indenture; (d) certain events involving bankruptcy, insolvency, conservatorship, receivership or reorganization of the Corporation or Alagasco or Taurus, whether voluntary or involuntary; (e) a default under any other indebtedness of the Corporation or Alagasco or Taurus or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Corporation or Alagasco or Taurus, in each case aggregating in excess of $10,000,000, which default constitutes a failure to pay any portion of the principal of such indebtedness when due or results in the acceleration of the maturity of such indebtedness, unless within a period of 10 days after written notice of such default has been given to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Debt Securities of any series, such indebtedness has been discharged or such acceleration has been rescinded or annulled; and (f) any other Event of Default provided for with respect to Debt Securities of that series.

  Except as described in (d) and (e) above, no Event of Default with respect to the Debt Securities of one series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture.

REMEDIES

  If any Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 33% in aggregate principal amount of all the Outstanding Debt Securities of that series may declare the principal amount of all the Outstanding Debt Securities of that series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of the Debt Securities of that series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of that series, except a default in the payment of principal or premium or interest, if any, on any Debt Security of that series, or in respect of a provision of the Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security of the series affected.

  At any time after the declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for the payment of money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled if (a) the Corporation has paid or deposited with the Trustee a sum sufficient to pay (1) all overdue interest on all of such Debt Securities; (2) the principal of and premium, if any, on any of such Debt Securities which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities; (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities; (4) all amounts due to the Trustee under the Indenture; and (b) any other Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of such Debt Securities which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

MISCELLANEOUS RIGHTS AND OBLIGATIONS OF TRUSTEE

  The Indenture provides that, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain other limitations, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Debt Securities of any one of such series; and provided, further, that (a) such direction will not be in conflict with any rule of law or with the Indenture and would not involve the Trustee in personal liability in circumstances where reasonable indemnity would not, in the Trustee's sole discretion, be adequate, (b) the Trustee shall not have determined that the action so directed would be unjustly prejudicial to the Holders not taking part in such direction and, (c) the Trustee may take any other action it deems proper which is not inconsistent with such direction. The right of a Holder of any Debt Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium and interest, if any, when due and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of any default thereunder with respect to the Debt Securities of a series, is required to give the Holders of the Debt Securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium or interest, if any, on any Debt Securities of such series, the Trustee may withhold such notice if the Trustee determines that it is in the interest of such Holders to do so; and, provided, further, that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof.

  The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Indenture and as to any default in such performance. The Corporation is also required to notify the Trustee of any Event of Default within 10 days after certain of its officers obtain actual knowledge thereof.

MODIFICATION, WAIVER AND AMENDMENT

  Certain modifications and amendments of the Indenture may be made by the Corporation and the Trustee without the consent of the Holders, including those which: (a) evidence the assumption by any successor to the Corporation of the Corporation's obligations under the Indenture or with respect to the Debt Securities; (b) add to the covenants of or surrender any rights of the Corporation under the Indenture; (c) add any Events of Default, in addition to those specified in the Indenture, with respect to all or any series of Outstanding Debt Securities; (d) change or eliminate any provision of the Indenture or add any new provision to the Indenture; provided, however, that if such change, elimination or addition will materially and adversely affect the interests of Holders of Debt Securities of any series, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining outstanding under the Indenture; (e) provide collateral security for the Debt Securities; (f) establish the form or terms of Debt Securities of any series; (g) evidence the appointment of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; (h) provide for the procedures required to permit the utilization of a noncertificated system of registration for all or any series of Debt Securities; (i) subject to certain conditions, change the place where Debt Securities may be transferred, exchanged or paid; or (j) cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

  Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which at the date of the Indenture are required by the Trust Indenture Act to be contained in the Indenture, the Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

  Modifications of and amendments to the Indenture may be made by the Corporation and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon redemption thereof; (c) reduce the amount of the principal of Discounted Securities that would be due and payable upon a declaration of acceleration of the maturity thereof; (d) change the coin or currency in which any Debt Security or any premium or the interest thereon is payable; (e) impair the right to institute suit for the enforcement of any such payment; (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (g) reduce the requirements for quorum or voting; or (h) modify the provisions of the Indenture relating to the modification of the Indenture, or the circumstances under which the Holders may waive past defaults by and certain covenants of the Corporation except to increase the percentages in principal amount referred to therein.

  The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of all series with respect to which a certain covenant or restriction has been specified, may, on behalf of all Holders of Debt Securities waive compliance by the Corporation with certain covenants of the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series (a) waive any past default under the Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal, premium, if any, or interest on any Debt Security, or
(ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby, and (b) waive any Event of Default resulting in acceleration of such Debt Securities in specified circumstances.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Indenture provides that the Corporation shall not consolidate with or merge into any other corporation, association, company, joint stock company, limited liability company or business trust (the "Successor Corporation") or convey, transfer or lease its properties and assets substantially as an entity to any Person unless (i) the Successor Corporation into which the Corporation is merged or into which it is consolidated or the Person to which substantially all of the Corporation's assets or properties are conveyed, transferred or leased, is a Person organized under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes by means of a supplemental indenture the due and punctual payment of the principal (and premium, if any) and interest on all the Outstanding Debt Securities and the performance of every covenant of the Corporation in the Indenture; (ii) upon the occurrence of such a transaction, treating any indebtedness for borrowed money which becomes an obligation of the Corporation as a result of such transaction as having been incurred by the Corporation at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall occur or be continuing; and (iii) the Corporation or the Successor Corporation or Person delivers to the Trustee an Officers' Certificate and an Opinion of Counsel stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture complies with the Indenture and all conditions precedent for such transaction in the Indenture have been complied with.

CERTAIN COVENANTS

  Maintenance of Property. The Corporation will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Corporation, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Corporation from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance, in the judgment of the Corporation, (a) is desirable in the conduct of its business and (b) will not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

  Corporate Existence. Subject to the rights of the Corporation described under "Consolidation, Merger and Sale of Assets," the Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) and franchises of the Corporation; provided, however, that the Corporation shall not be required to preserve any such right or franchise if, in the judgment of the Corporation (a) preservation thereof is no longer desirable in the conduct of the business of the Corporation and (b) the failure to preserve any such right or franchise will not adversely affect the interests of the Holders of Debt Securities of any series in any material respect.

  Restriction on Liens. The Corporation will not create, assume, incur or suffer to exist any mortgage, lien, pledge, charge or encumbrance of any kind (other than "Excepted Encumbrances") upon property of the Corporation (other than "Excepted Property") to secure indebtedness without effectively providing that the Debt Securities shall be secured equally and ratably with the indebtedness secured by such mortgage, lien, pledge, charge or encumbrance. Subject to the next succeeding sentence, the foregoing restriction shall not apply to (1) pledging of any assets of the Corporation as security for payment of taxes or other similar charges in connection with a good faith contest by the Corporation as to its liability for such payment; (2) pledging of any assets of the Corporation to secure a stay or discharge in connection with a legal proceeding in which the Corporation or a subsidiary is a party or for the purpose of obtaining insurance coverage or other surety obligations providing for securing such stay or discharge in the event such stay or discharge should be required; (3) making deposits or providing security in connection with tenders, redemptions, contracts or leases to which the Corporation is a party or deposits for the purpose of terminating obligations under an indenture; (4) pledging of assets in connection with the incurrence of indebtedness in aggregate principal amount not exceeding 5% of the assets of the Corporation as presented in the financial statements of the Corporation contained in the most recently filed report on Form 10-K or 10-Q (or successor forms thereto) filed with the Commission at the time of such pledge; (5) liens, pledges, security interests or other encumbrances on property, stock or indebtedness of any corporation existing at the time such corporation becomes a subsidiary of or is merged into the Corporation, or existing at the time of acquisition of such property or stock by the Corporation; (6) incurring liens, licenses, pledges, security interests or other encumbrances to secure payment of all or a part of the price of acquisition, construction or improvement of property or stock acquired by the Corporation or to secure any indebtedness incurred by the Corporation prior to, at the time of, or within 180 days after the later of the acquisition or completion of construction where the secured debt is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements thereon; (7) liens, pledges, security interests or other encumbrances on property of the Corporation created in favor of a government or any political subdivision or instrumentality thereof, to secure partial progress, installment, advance or other payments pursuant to any contract or statute or to secure any indebtedness or other obligation incurred for the purpose of financing all or any part of the purchase price or the cost of construction of property subject to the encumbrance; or (8) any extension, renewal or replacement of any lien or encumbrance referred to above, provided that the principal amount of the indebtedness secured thereby is not increased and the lien or security interest securing the indebtedness is not extended to cover additional property. Notwithstanding the foregoing, in no event shall the Corporation create, assume, incur or suffer to exist pursuant to the foregoing clauses (1) and (3) through (8) any mortgage, lien, pledge, charge or encumbrance on the capital stock of either of Alagasco or Taurus directly or indirectly owned by the Corporation. The term "Excepted Encumbrances" means liens for taxes, assessments or governmental charges not delinquent; liens securing indebtedness existing in or relating to real estate acquired for right-of-way purposes; easements or reservations in property of the Company by statute or ordinance; liens and charges incidental to current construction activities; obligations or duties created or imposed by municipalities or other public authority affecting property of the Company; rights reserved to or vested in any municipality or public authority to control or regulate the Company or use of its property; irregularities or deficiencies of title with respect to rights-of-way; and leases made or existing in the ordinary course of business of the Company. The term "Excepted Property" generally means certain property or equipment of the Corporation used in the ordinary course of business, including current assets, vehicles, certain inventories and equipment, as more particularly defined in the Indenture, and excludes capital stock issued by Alagasco and Taurus.

  Restriction on Sale-Leaseback Transactions. The Corporation will not enter into any arrangement providing for the lease to the Corporation of any property of the Corporation (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by the Corporation to the lessor unless the proceeds of such sale are at least equal to the fair value of such property and either: (i) the Corporation would be entitled, under the sub-caption "Restriction on Liens," to create, assume, incur or suffer to exist a mortgage, lien, pledge, charge or encumbrance to secure indebtedness on the property to be leased without equally and ratably securing the Offered Securities; or (ii) the Corporation shall, or covenants that it will, within 120 days of the effective date of any such arrangement (or in the case of clause (a) below, within six months thereafter pursuant to a commitment entered into within such 120 day period), apply an amount not less than the fair value of such property to any one or more of (a) the optional redemption of, or the purchase and retirement of, the Debt Securities, or (b) the payment or other retirement of Funded Debt (as defined therein) incurred or assumed by the Corporation which ranks pari passu with the Debt Securities (other than Funded Debt owned by the Corporation), or (c) the purchase at not more than the fair value of property by the Corporation (other than property of the Corporation involved in such sale).

SATISFACTION AND DISCHARGE; DEFEASANCE

  The Indenture, with respect to any and all series of Debt Securities (except for certain specified surviving obligations) will be discharged and canceled upon the satisfaction of certain conditions, including: (a) the payment in full of the principal of (and premium, if any) and interest on all series of the Debt Securities or the deemed payment in full of such Debt Securities, as described below; (b) the payment by the Corporation of all other sums required under the Indenture; and
(c) the delivery of a certificate by the Corporation to the Trustee stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

  In addition, the Corporation may at any time (i) terminate certain of its obligations under the Indenture with respect to Debt Securities of any series ("legal defeasance") or (ii) terminate its obligations under certain covenants set forth in the Indenture with respect to Debt Securities of any series, including the provisions described above under "Certain Covenants--Restriction on Liens," "--Restriction on Sale-Leaseback Transactions" and "Consolidation, Merger and Sale of Assets" (after which any omission to comply with such obligations shall not constitute a Default with respect to such Debt Securities) ("covenant defeasance"). To exercise either legal defeasance or covenant defeasance, the Corporation must irrevocably deposit in trust with the Trustee, for the benefit of the Holders, cash or Eligible Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium and interest, if any, due and to become due on the Debt Securities of such series on or prior to their redemption or maturity date in accordance with the terms of the Indenture and such Debt Securities; provided either (i) that such money or the proceeds of such Eligible Obligations shall have been on deposit with the Trustee for a period of at least 90 days, or (ii) that the Trustee shall have received an Opinion of Counsel to the effect that payments to Holders with such moneys as proceeds are not recoverable as a preference under any applicable United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors. The Corporation must also comply with certain other conditions, including the delivery of an opinion of counsel to the effect that the holders of such Debt Securities will not realize income, gain or loss for Federal income tax purposes as a result of such defeasance but will realize income, gain or loss on the Debt Securities, including payments of interest thereon, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must be accompanied by a ruling of the Internal Revenue Service issued to the Corporation, or based on a change in law or regulation occurring after the date of the Indenture.

  Eligible Obligations include: (a) with respect to Debt Securities denominated in United States Dollars, Government Obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof); and (b) with respect to Debt Securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to such Debt Securities, as contemplated by the Indenture.

GOVERNING LAW

  The Debt Securities and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. FEDERAL TAXATION

  The Prospectus Supplement will contain a brief summary of the relevant United States federal income tax laws applicable to the Offered Debt Securities.

                         DESCRIPTION OF CAPITAL STOCK

  The Corporation's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share (hereinafter and hereinbefore referred to as the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), each of which is described below. The Corporation is requesting that its shareholders approve an increase in the number of authorized shares of Common Stock from 30,000,000 to 75,000,000 at the annual meeting of its shareholders in January 1998. On December 10, 1997, 14,476,686 shares of Common Stock were issued and outstanding, excluding shares held in treasury, and no shares of Preferred Stock were issued or outstanding. The summary description of the capital stock of the Corporation contained herein is necessarily general and reference should be made in each case to the Corporation's Restated Certificate of Incorporation, Certificate of Adoption of Resolutions Designating Series A Junior Participating Preferred Stock, Bylaws and Rights Agreement which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  General. Subject to any prior rights of the Preferred Stock then outstanding, holders of Common Stock are entitled to receive dividends as and when they are declared by the Board of Directors out of funds legally available therefor. Subject to the rights, if any, of the Preferred Stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote. The holders of Common Stock are not entitled to cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of Common Stock voting for election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors are not able to elect any person or persons to the Board of Directors. Subject to any prior rights of the Preferred Stock, in the event of liquidation, the holders of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of Common Stock do not have any right to subscribe to any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and nonassessable.

  Special Vote Requirements for Certain Transactions. The Restated Certificate of Incorporation of the Corporation provides that certain specified transactions or a series of such transactions with an "Interested Stockholder" (generally defined as a holder of 10% or more of the voting power of the outstanding voting stock of the Corporation or an affiliate of such a holder) require approval by the vote of the holders of at least 80% of the then outstanding shares of voting stock of the Corporation, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is approved by a majority of the members of the Board of Directors who are unaffiliated with, and not a nominee of, the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder (or successors to such directors who are neither affiliated with, nor the nominee of, the Interested Stockholder and who were recommended to succeed their predecessors by a majority of the directors meeting such criteria). The specified transactions include (i) a merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Stockholder or any other corporation which is, or after such merger or consolidation would be, an Affiliate (as defined) of an Interested Stockholder; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Corporation or any of its subsidiaries having a value of $1,000,000 or more to or with an Interested Stockholder or any Affiliate of an Interested Stockholder; (iii) the issuance or transfer of stock or other securities of the Corporation or of any of its subsidiaries to an Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property having a value of $1,000,000 or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or (v) any reclassification of securities, recapitalization, merger or consolidation of the Corporation with a subsidiary or any similar transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's or any Affiliate of an Interested Stockholder's proportionate share of the outstanding equity securities (or securities convertible thereinto) of the Corporation or any of its subsidiaries. At present, the Corporation is not aware of the existence of any shareholder who would be an Interested Stockholder.

  Provisions with respect to Board of Directors. The Restated Certificate of Incorporation of the Corporation provides that the members of the Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one-third of the members of the Board of Directors are elected for a three-year term, and the other directors remain in office until their three-year terms expire. Thus, control of the Board of Directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed.

  Vacancies on the Board of Directors other than those caused by an increase in the number of directors may be filled by a majority of the remaining directors though less than a quorum. A director elected to fill such a vacancy is elected to serve until the next annual meeting of shareholders. Any directorship to be filled as a result of an increase in the number of directors may be filled only by election at an annual meeting or at a special meeting of shareholders called for such purpose unless Alabama law at such time permits such vacancy to be filled by a majority of the remaining directors.

  The Alabama Business Corporation Act provides (unless otherwise provided in a corporation's charter) that a director, or the entire Board of Directors, may be removed by the shareholders at a meeting of shareholders expressly called for that purpose with or without cause by vote of the holders of a majority of the shares of the Corporation then entitled to vote on election of directors. The Restated Certificate of Incorporation and Bylaws of the Corporation, however, provide that the affirmative vote of the holders of at least 80% of the voting power of the outstanding capital stock entitled to vote for the elections of directors is required to remove a director or the entire Board of Directors from office.

  Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation. Certain portions of the Restated Certificate of Incorporation of the Corporation described in certain of the preceding paragraphs, including those related to business combinations and the classified Board of Directors, may be amended only by the affirmative vote of the holders of 80% of the voting power of the outstanding voting stock of the Corporation.

  Possible Effects of Special Provisions. Certain of the provisions contained in the Restated Certificate of Incorporation and Bylaws of the Corporation described above have the effect of making it more difficult to change the Board of Directors and may make the Board of Directors less responsive to shareholder control. Certain of these provisions also may tend to discourage attempts by third parties to acquire the Corporation because of the additional time and expense involved and a greater possibility of failure, and, as a result, may decrease the likelihood of an acquisition of the Corporation by a potential purchaser or adversely affect the price that a potential purchaser would be willing to pay for the capital stock of the Corporation.

  Preferred Stock Purchase Rights. In order to protect the Corporation's shareholders from coercive or unfair takeover tactics, the Corporation's Board of Directors on July 27, 1988 adopted a Shareholder Rights Plan (the "Shareholder Rights Plan"). Pursuant to the Shareholder Rights Plan, each share of the Corporation's Common Stock outstanding has associated with it two-thirds of one right (a "Right") to purchase, until July 27, 1998 (or, if earlier, the redemption of the Rights), a unit consisting of 1/100th of one share of Series A Junior Participating Preferred Stock (the "Unit") at an exercise price of $80 per Unit, subject to certain antidilution and other adjustments as provided in the Shareholder Rights Plan. The Shareholder Rights Plan also approved the further issuance of Rights for all shares of Common Stock that are subsequently issued unless otherwise specified by the Board. Accordingly and subject to adjustment as provided above, two-thirds of a Right will be issued for each share of Common Stock offered hereby. Until certain specified conditions exist, the Rights will be represented by the certificates for the Common Stock and will not be exercisable or transferable apart from the certificates for the Common Stock.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Corporation since, among other things, the Board of Directors may, at its option, at any time until 10 days (subject to extension) following the date on which a person or group acquires 20% or more of the outstanding Common Stock, except under certain circumstances, redeem all but not less than all the then outstanding Rights at $.02 per Right.

  A Rights Agreement dated as of July 27, 1988, between the Corporation and AmSouth Bank, N.A., as amended, specifies the terms of the Rights and the foregoing description of the Rights is qualified in its entirety by reference to such Rights Agreement, which is an exhibit to the Corporation's Registration Statement on Form 8-A, as amended, File No. 1-7810, dated August 8, 1988, and which is incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

  Limitations on Dividend Payments. The Corporation is subject to several indentures and other debt instruments which restrict the Corporation's ability to pay dividends. Under the most restrictive indenture or other debt instrument, the Corporation is required to maintain a consolidated tangible net worth of not less than $80,000,000. At September 30, 1997, the Corporation had a consolidated tangible net worth of approximately $300,900,000 and therefore, under the indenture restriction, the Corporation could make dividend payments in respect of its Common Stock of $220,900,000.

  Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, 11th Floor, Chicago, Illinois 60606. The Company's Common Stock is listed on the New York Stock Exchange.

PREFERRED STOCK

  General. Under the Corporation's Restated Certificate of Incorporation, the Board of Directors is authorized, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, in one or more series, with such voting powers, or without voting powers, and with such designations and relative rights and preferences as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors. It is not possible to state the actual effect of the authorization and issuance of Preferred Stock upon the rights of holders of the Common Stock unless and until the Board of Directors determines the attributes of the Preferred Stock and the specific rights of its holders. Such effects may include, however, (i) restrictions on dividends on Common Stock if dividends on Preferred Stock have not been paid; (ii) dilution of the voting power of Common Stock to the extent that Preferred Stock has voting rights, or to the extent that any Preferred Stock series is convertible into Common Stock; (iii) dilution of the equity interest of Common Stock unless Preferred Stock is redeemed by the Corporation; and (iv) limitation on the right of holders of Common Stock to share in the Corporation's assets upon liquidation until satisfaction of any liquidation preference granted to Preferred Stock. Although the ability of the Corporation to issue Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Corporation.

  Series A Junior Participating Preferred Stock. In connection with the adoption of the Shareholder Rights Plan described above, on July 27, 1988, the Corporation's Board of Directors designated 150,000 shares of the Corporation's authorized but unissued Preferred Stock as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"). The terms of the Series A Preferred Stock are such that one share of Series A Preferred Stock will be approximately equivalent to 100 shares of Common Stock. Each 1/100th of one share of Series A Preferred Stock has the same dividend and voting right as one full share of Common Stock, except that, if dividend payments on the Series A Preferred Stock are in arrears for six consecutive quarters, the Corporation's ability to pay dividends on its Common Stock is restricted, and holders of the Series A Preferred Stock will have enhanced voting rights. In addition each 1/100th of one share of Series A Preferred Stock has a minimum quarterly dividend of $.05 per 1/100th of one share, a liquidation preference and certain other rights preferential to Common Stock. Pursuant to the Shareholder Rights Plan, Rights have been issued to the Corporation's shareholders, but such Rights have not yet become exercisable and no shares of Series A Preferred Stock have been issued.

                             PLAN OF DISTRIBUTION

  The Corporation may sell the Offered Securities being offered hereby to underwriters or through agents or directly to purchasers. The applicable Prospectus Supplement will set forth the terms of the offering of the Offered Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Corporation has entered into arrangements with respect to the sale of such Offered Securities, the public offering or purchase price of such Offered Securities and the net proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchanges, if any, on which the Offered Securities will be listed.

  The Offered Securities may be purchased to be re-offered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters. The underwriter or underwriters with respect to an underwritten offering of the Offered Securities will be named in any applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of any applicable Prospectus Supplement. Unless otherwise set forth in any applicable Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Offered Securities will be obligated to purchase all of its allocated Offered Securities if any are purchased. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Offered Securities may be offered and sold by the Corporation, directly or through agents designated by the Corporation from time to time, which agents may be affiliates of the Corporation. Any agent involved in the offer and sale of the Offered Securities in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Corporation to such agent will be set forth, in any applicable Prospectus Supplement. Unless otherwise indicated in any applicable Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

  The Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom such Debt Securities are sold by the Corporation for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the the trading market for, any Offered Securities.

  Any underwriter or agent participating in the distribution of the Offered Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold, and any discounts or commissions received by them from the Corporation and any profit realized by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  Underwriters, agents and their controlling persons may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

                                LEGAL OPINIONS

  The legality of the Offered Securities being offered hereby will be passed upon for the Corporation by Bradley Arant Rose & White LLP, Birmingham, Alabama, and certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. As of December 23, 1997, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 5,000 shares of Common Stock of the Corporation.

                                    EXPERTS

  The consolidated balance sheets of Energen Corporation and its subsidiaries as of September 30, 1997 and 1996 and the consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ending September 30, 1997 and the related financial statement schedule, which are incorporated by reference or included in the Corporation's Annual Report on Form 10-K for the year ended September 30, 1997 and which are incorporated by reference in the Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFER-ENCE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRIC-ING SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY ANY OF THE AGENTS OR BY ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANY-ING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY A SECURITY OTHER THAN THE NOTES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPEC-TUS OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIR-CUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Selected Consolidated Financial Information................................  S-2
The Corporation............................................................  S-3
Use of Proceeds............................................................  S-3
Supplemental Description of the Notes......................................  S-3
Certain Tax Considerations................................................. S-12
Plan of Distribution....................................................... S-16

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Energen Corporation........................................................    3
Consolidated Ratios of Earnings to Fixed Charges...........................    3
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Description of Capital Stock...............................................   13
Plan of Distribution.......................................................   16
Legal Opinions.............................................................   16
Experts....................................................................   17

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $250,000,000

                              ENERGEN CORPORATION

              MEDIUM-TERM NOTES, SERIES B DUE NINE MONTHS OR MORE
                              FROM DATE OF ISSUE

                                     LOGO

                                    -------

                             PROSPECTUS SUPPLEMENT

                               JANUARY 29, 1998

                                    -------

                             SALOMON SMITH BARNEY

                          MORGAN STANLEY DEAN WITTER

                           A.G. EDWARDS & SONS, INC.

                         MORGAN KEEGAN & COMPANY, INC.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------